Exhibit 99.1

4Front Ventures Reports Third Quarter 2024 Results

Q3 2024 Revenue of $ 17.1 Million

Q3 Adjusted EBITDA1 of $1.0 Million

Matteson Facility Nears Full Operational Capacity in Illinois, Positioning to Meet Growing Market Demand

4Front Achieves over 56% Quarterly Growth in Massachusetts Wholesale, with Illinois Poised for Increased Growth as Matteson Facility Unlocks Scalable Production Capacity

Washington Facilities Returns to Revenue Highs Showcasing Strength in Competitive Markets

PHOENIX, Ariz., November 14, 2024 - 4Front Ventures Corp. (CSE: FFNT) (OTCQB: FFNTF) (“4Front” or the “Company”), a vertically integrated multi-state cannabis operator and retailer, today announced its results for the quarter ended September 30, 2024. All financial information is presented in U.S. dollars unless otherwise indicated.

Q3 2024 Financial Highlights

•	GAAP revenue from continuing operations of $17.1 million
•	Adjusted EBITDA[1] of $1.0 million

1Adjusted EBITDA is a non-GAAP measure. See “Note Regarding Non-GAAP Measures, Reconciliation, and Discussion.”

Management Commentary

“I’m encouraged by the solid progress we’ve made this quarter, reflecting 4Front’s strategic focus on disciplined growth and operational efficiency,” said Andrew Thut, CEO of 4Front Ventures. “Our recent achievements are especially evident in Illinois, where demand for our products has been incredibly strong. With our flagship Matteson facility scaling up to meet this demand, we are well-positioned to capture market share, especially in this supply-constrained market. Early responses to Matteson’s production have been highly positive, and we’ve secured significant supply agreements that de-risk our growth strategy as we continue to ramp up.”

“In Massachusetts, we’ve made strides in expanding wholesale, achieving 56% quarter-over-quarter growth despite challenging market conditions. Our emphasis on quality has been reinforced by consistent 100% pass rates on our cultivation tests, supporting both our wholesale and retail channels as we build brand loyalty. Washington, too, saw standout performance with a return to record revenues, driven by consumer-focused product innovation. These results underscore our ability to execute in competitive markets, setting the bar for our operations in Illinois and Massachusetts.”

“Looking ahead, despite the uncertainties surrounding federal cannabis reform, we’re optimistic, especially given signs that we may have unexpected advocates in the incoming administration.

Paired with strong momentum across our operations, including the scaling up of our Matteson facility, we’re confident entering Q4 and are ready to return to growth and sustainable positive cash flows from operations. We’re taking decisive steps to solidify our financial foundation and expand our operational reach, positioning 4Front to seize future opportunities and create sustained value for our shareholders."

Third Quarter 2024 Company Highlights

4Front Ventures Retains Canaccord Genuity to Optimize Capital Structure: 4Front is at a key moment as it continues to scale its flagship Matteson facility and expand the Mission retail footprint in Illinois. The partnership with Canaccord Genuity is expected to secure the necessary growth capital, streamline the balance sheet, and position the Company for substantial and sustainable cash flow generation, driving shareholder value creation.

4Front Ventures continues to make significant strides at its Matteson facility in Illinois, expanding cultivation capacity to 24,000 square feet, with plans to reach 34,800 square feet by mid-January 2025. With this expanded production capability and the introduction of successful brands from other markets, 4Front is strategically positioned to capture material market share in Illinois. The Company is also preparing to expand and diversify its genetic library of offerings to meet rising demand, expecting to yield over 3,000 pounds of biomass monthly by year-end.

Company Drives Growth in Challenging Markets with Return to Record Revenues in Washington: In Q3 2024, Washington operations achieved a return to record revenue levels, driven by strong demand for its high-quality flower and innovative product offerings. The successful launch of new products, including vapes and concentrates, combined with operational efficiencies in cultivation and manufacturing, positioned Washington as a key contributor to the Company’s overall growth. This performance underscores 4Front’s ability to succeed in one of the most competitive and mature wholesale markets, reinforcing the Company's strength and adaptability across its entire operational footprint.

Launched New Brand ‘Smoke Breaks’ in Illinois and Massachusetts: The Company introduced its new brand, Smoke Breaks, in Illinois and Massachusetts. These mini pre-rolls, each weighing 0.35 grams, are designed for convenient and quick respites. Packaged in tins of five pre-rolls, they are available in five strains per state: two Daytime, two Anytime, and one Nighttime. Crafted with unbleached cones, the pre-rolls ensure a natural smoking experience.

Company Continues to Expand Product Lines with Additional Key Launches Across Markets: 4Front continued to expand its product lines with a variety of new SKUs and formulations across major markets. In Washington, the Crystal Clear vape line introduced new SKUs alongside edibles like Koko Gemz and Cosmic Candy with innovative formulations. In Illinois, the popular 1988 Infused Blunts and Smoke Breaks pre-rolls saw the release of new strains, enhancing the diversity of available options. Meanwhile, in Massachusetts, the Dabl concentrates and Marmas edibles lines added new formulations to their product offerings.

Wholesale: The Company reported substantial growth in its wholesale segment this quarter, with Massachusetts wholesale revenue increasing over 56% quarter-over-quarter, approaching $2 million in quarterly revenue. With continued strong production rates, driven by high yields and low failure rates, 4Front anticipates monthly wholesale revenue of approximately $1 million in the near term. In Illinois, this quarter is expected to mark the end of constrained growth due to limited supply. The recent operational launch of the Matteson facility positions the Company to significantly expand production capacity, backed by presales and longer-term supply chain agreements, thus creating a solid foundation for a robust and scalable wholesale channel to drive future growth.

Post-Quarter End Developments

4Front Ventures Has Official Ribbon Cutting of Its 250,000 Sq. Ft. Cultivation and Production Facility in Illinois, Now Operational and Serving Mission Dispensaries and the State of Illinois: The Company held an official ribbon-cutting ceremony for its new 250,000 sq. ft. cultivation and production facility in Matteson, Illinois. Attended by Illinois government representatives and local media, this event marked the completion of the first phase of 4Front’s expansion project in the state. The fully operational facility will support Mission Dispensaries and wholesale partners throughout Illinois, further establishing 4Front’s footprint in one of the fastest-growing cannabis markets in the U.S.

New Product Releases: The fourth quarter will feature several new product launches across 4Front's key markets. In Massachusetts, October saw the release of Mission Cannabis strains like Truffle Monkey and Military Chocolate, along with high-dose Marmas edibles, Crystal Clear Blast vapes, and Chewee’s Classic Caramel. November will see the introduction of The Hunt's Yuck Mouth strain in Massachusetts, Marmas Cartridges in Illinois, and the Crystal Clear x Marmas Bar Cartridge in Washington. December will see Marmas Bar disposable vapes across MA, IL, and WA, alongside Smoke Breaks Diamond Infused 5-pack Tins and Illinois' new EZ-Flower line, offering EZ-Eighths, Quarters, and Halves.

Q3 Financial Overview

Revenue was $17.1 million for Q3 2024, compared to $18.7 million for Q2 of 2024.

For the third quarter, Illinois reported total revenue of $7.3 million, slightly down from $8.2 million in Q2. This decrease was primarily driven by softness in our retail channel stemming from heightened competition, inconsistent in-store traffic and a one-time administrative setback related to taxes that temporarily closed two of three retail locations. Meanwhile, Massachusetts showed a similar trend, with total revenue decreasing to $7.9 million in Q3 from $8.2 million in Q2. This marginal softness was mainly attributed to our retail channel and was offset by the 56% growth in wholesale sales.

 The Company’s adjusted EBITDA 1 decreased slightly to $1.0 million in the third quarter of 2024, compared to the previous quarter’s performance of $2.6 million. The decrease in the Company’s adjusted EBITDA was primarily driven by a rise in cost of goods sold associated with the Matteson facility. The Company views this trend as temporary and a product of scaling our Matteson facility to its full production capabilities. As the facility realizes its full production capacity and generates incremental revenues, the Company expects an improved gross margin profile.

1Adjusted EBITDA is a non-GAAP measure. See “Note Regarding Non-GAAP Measures, Reconciliation, and Discussion.”

As of September 30, 2024, the Company had $1.2 million in cash, cash equivalents, and restricted cash. The total debt amount as of quarter-end was $68.9 million.

As of September 30, 2024, the Company had 913,923,993 Class A subordinate voting shares and 1,276,208 Class C multiple voting shares outstanding.

Conference Call

The Company will host a conference call and webcast to review its financial and operating results and provide an update on current business trends.

Date:	Thursday, November 14, 2024
Time:	5:00 p.m. Eastern Time
Webcast:	Register
Dial-in:	1-888-510-2154 (North America Toll-Free)

The conference call will be available for replay by phone until December 28, 2024, at 1-888-660-6345, replay code: 73042#. Additionally, the webcast will be archived for approximately 90 days following the call and can be accessed via 4Front’s Investor Relations website. For assistance, please contact IR@4FrontVentures.com.

About 4Front Ventures Corp.

4Front is a national, vertically integrated multi-state cannabis operator with operations in Illinois and Massachusetts and facilities in Washington. Since its founding in 2011, 4Front has built a strong reputation for its high standards and low-cost cultivation and production methodologies earned through a track record of success in facility design, cultivation, genetics, growing processes, manufacturing, purchasing, distribution, and retail. To date, 4Front has successfully brought to market more than 20 different cannabis brands and over 1,800 products, which are strategically distributed through its fully owned and operated Mission dispensaries and retail outlets in its core markets. As the Company continues to drive value for its shareholders, its team is applying its decade of expertise in the sector across the cannabis industry value chain and ecosystem. For more information, visit https://4frontventures.com/.

4FRONT VENTURES CORP. Condensed Consolidated Interim Balance Sheets (unaudited)
As of September 30, 2024 and December 31, 2023

(Amounts expressed in thousands of U.S. dollars except for share data)

	September 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash	$1,246	$3,398
Accounts receivable, net	5,707	3,682
Other receivables	1,819	735
Current portion of lease receivables	4,125	3,990
Inventory	19,613	17,087
Prepaid expenses and other assets	4,617	3,324
Assets held for sale or disposal	956	1,696
Total current assets	38,083	33,912
Property, plant, and equipment, net	36,457	36,549
Lease receivables	2,303	3,963
Intangible assets, net	25,669	26,793
Goodwill	41,807	41,807
Right-of-use assets	131,280	118,511
Deposits	2,484	2,419
TOTAL ASSETS	$278,083	$263,954
LIABILITIES AND SHAREHOLDERS' DEFICIT
LIABILITIES
Current liabilities:
Accounts payable	$16,229	$11,415
Accrued expenses and other current liabilities	10,172	9,014
Taxes payable	42,375	39,634
Derivative liability	2,834	4,550
Current portion of convertible notes	17,331	15,818
Current portion of lease liability	1,694	1,720
Current portion of finance lease liability	46	—
Current portion of notes payable and accrued interest	11,371	9,812
Current liabilities held for sale or disposal	10,833	12,037
Total current liabilities	112,885	104,000
Notes payable and accrued interest from related party	28,767	47,491
Long term notes payable	11,480	11,052
Long term accounts payable	2,062	977
Construction finance liability	16,000	16,000
Deferred tax liability	11,882	11,882
Lease liability	143,460	123,946
TOTAL LIABILITIES	326,536	315,348
SHAREHOLDERS' DEFICIT

Multiple Voting Shares and Subordinate Voting Shares (no par value, unlimited shares authorized, 915,200,201 and 669,519,349 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively)	337,222	308,952
Additional paid-in capital	71,342	66,948
Accumulated deficit	(457,125)	(427,402)
Equity attributable to 4Front Ventures Corp.	(48,561)	(51,502)
Non-controlling interest	108	108
TOTAL SHAREHOLDERS' DEFICIT	(48,453)	(51,394)
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$278,083	$263,954

4FRONT VENTURES CORP. Condensed Consolidated Interim Statements of Operations (unaudited)
For the Three and Nine Months Ended September 30, 2024 and 2023

(Amounts expressed in thousands of U.S. dollars except for share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
REVENUE
Revenue from sale of goods	$15,292	$20,110	$49,005	$67,709
Real estate income	1,840	2,892	5,625	8,747
Total revenues	17,132	23,002	54,630	76,456
Cost of goods sold	(13,468)	(13,722)	(36,053)	(38,884)
Gross profit	3,664	9,280	18,577	37,572
OPERATING EXPENSES
Selling, general and administrative expenses	9,919	22,407	32,718	49,423
Depreciation and amortization	325	817	1,600	2,406
(Gain) Loss on disposal	(1,213)	160	(1,208)	160
Transaction and restructuring related expenses	—	195	—	212
Total operating expenses	9,031	23,579	33,110	52,201
Income (loss) from continuing operations	(5,367)	(14,299)	(14,533)	(14,629)
Other income (expense):
Interest income	5	(21)	15	—
Interest expense	(2,141)	(3,322)	(6,332)	(9,561)
Change in fair value of derivative liability	2,403	(11,931)	4,033	(11,931)
Loss on extinguishment of debt	(1,343)	—	(13,095)	—
Loss on litigation settlement	—	—	—	(3)
Other	(20)	(1,054)	(141)	(2,621)
Total other expense, net	(1,096)	(16,328)	(15,520)	(24,116)
Net loss from continuing operations before income taxes	(6,463)	(30,627)	(30,053)	(38,745)
Income tax benefit (expense)	—	4,199	—	(818)
Net loss from continuing operations	(6,463)	(26,428)	(30,053)	(39,563)
Net income (loss) from discontinued operations, net of taxes	60	(35,668)	330	(45,389)
Net loss	(6,403)	(62,096)	(29,723)	(84,952)
Net income attributable to non-controlling interest	—	5	—	15
Net loss attributable to shareholders	$(6,403)	$(62,101)	$(29,723)	$(84,967)
Basic and diluted loss per share - continuing operations	$(0.01)	$(0.04)	$(0.03)	$(0.06)
Basic and diluted loss per share - discontinued operations	$—	$(0.05)	$—	$(0.07)
Weighted average number of shares outstanding, basic and diluted	913,923,993	653,080,343	886,589,101	647,329,688

Note Regarding Non-GAAP Measures, Reconciliation, and Discussion

In this press release, 4Front refers to certain non-GAAP financial measures. 4Front uses these non-GAAP measures to understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes, and to evaluate the Company’s financial performance.

As there are no standardized methods of calculating non-GAAP measures, our methods may differ from those used by others, and accordingly, the use of these measures may not be directly comparable to similarly titled measures used by others. Although Adjusted EBITDA is frequently used by investors and securities analysts in their evaluations of companies, Adjusted EBITDA has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for, or more meaningful than, amounts determined in accordance with U.S. GAAP.

Adjusted EBITDA should not be considered in isolation from, or as a substitute for, Net Loss. There are a number of limitations related to the use of Adjusted EBITDA as compared to Net Loss, the closest comparable GAAP measure. Adjusted EBITDA, as defined by the Company, excludes from Net Loss:

•	Interest income and expense, including interest expense related to leases;
•	Current income tax expense;
•	Non-cash depreciation and amortization expense, including amortization of leases;
•	Non-cash share-based compensation expense;
•	Non-cash changes in fair value of derivative liability;
•	Loss on extinguishment of debt; and
•	Loss on disposal of assets.

The closest comparable GAAP measure to Adjusted EBITDA is Net Loss. A reconciliation of Net Loss to Adjusted EBITDA follows.

Reconciliation of Net Loss to Adjusted EBITDA for the three and nine months ended September 30, 2024 and 2023:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net loss (GAAP)	$(6,403)	$(62,096)	$(29,723)	$(84,952)
Less: Net (income) loss from discontinued operations, net of taxes	(60)	35,668	(330)	45,389
Net loss from continuing operations	(6,463)	(26,428)	(30,053)	(39,563)
Adjusted for:
Interest income	(5)	21	(15)	—
Interest expense (1)	7,053	7,628	19,377	22,354
Income tax expense	—	(4,199)	—	818
Depreciation and amortization (2)	2,031	2,382	6,368	7,128
EBITDA Income (Loss) from Continuing Operations (Non-GAAP)	$2,616	$(20,596)	$(4,323)	$(9,263)

Share-based compensation (3)	688	3,678	2,594	4,912
Change in fair value of derivative liability	(2,403)	11,931	(4,033)	11,931
Loss on extinguishment of debt	1,343	—	13,095	—
(Gain) Loss on disposal	(1,213)	160	(1,208)	160
Adjusted EBITDA Income (Loss) from Continuing Operations (Non-GAAP)	$1,031	$(4,827)	$6,125	$7,740

(Amounts expressed in thousands of U.S. dollars, unless otherwise stated)

(1) For the current period, interest expense includes interest related to leases of $4.9 million and $13.0 million for the three and nine months ended September 30, 2024, respectively. Prior year amounts of $4.3 million and $12.8 million for the three and nine months ended September 30, 2023, respectively, have been reclassified for consistency with the current year presentation. Non-cash interest expense related to leases was previously presented as a reconciling item from EBITDA from Continuing Operations (Non-GAAP) to Adjusted EBITDA from Continuing Operations (Non-GAAP).

(2) For the current period, depreciation and amortization expense includes amortization related to leases of $1.0 million and $2.6 million for the three and nine months ended September 30, 2024. Prior year amounts of $1.0 million and $2.9 million for the three and nine months ended September 30, 2023, respectively, have been reclassified for consistency with the current year presentation. Non-cash amortization expense related to leases was previously presented as a reconciling item from EBITDA from Continuing Operations (Non-GAAP) to Adjusted EBITDA from Continuing Operations (Non-GAAP).

(3) Although share-based compensation is an important component of employee and executive compensation, determining the fair value of share-based compensation involves a high degree of judgment and as a result the Company excludes share-based compensation from Adjusted EBITDA because its believes that the expense recorded may bear little resemblance to the actual value realized upon future exercise or termination of any related share-based compensation award.

Forward-Looking Statements

Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed here and elsewhere in 4Front’s periodic filings with securities regulators. When used in this news release, words such as “will, could, plan, estimate, expect, intend, may, potential, believe, should,” and similar expressions are forward-looking statements.

Forward-looking statements may include, without limitation, statements related to future developments and the business and operations of 4Front, the Company’s ability to increase revenue and market share, and other statements regarding future developments of the business. Although 4Front has attempted to identify important factors that could cause actual results, performance, or achievements to differ materially from those contained in the forward-looking statements, there may be other factors that could cause results, performance, or achievements not to be as anticipated, estimated, or intended.

There can be no assurance that forward-looking statements will prove to be accurate or that management’s expectations or estimates of future developments, circumstances, or results will materialize. As a result of these risks and uncertainties, the results or events predicted in these forward-looking statements may differ materially from actual results or events. Accordingly, readers should not place undue reliance on forward-looking statements. The forward-looking statements in this news release are made as of the date of this release. 4Front disclaims any intention or obligation to update or revise such information, except as required by applicable law.

4Front Investor Contacts
Andrew Thut

Chief Executive Officer
IR@4frontventures.com
602 428 5337

4Front Media Contacts

pr@4frontventures.com

602 428 5337